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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of report (Date of earliest event reported) December 21, 2000

                   Resources Accrued Mortgage Investors 2 L.P.
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             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
                                    --------
                 (State or Other Jurisdiction of Incorporation)

                0-16856                                13-3368726
         (Commission File Number)          (I.R.S. Employer Identification No.)

Cambridge Center, 9th Floor, Cambridge, Massachusetts                   02142
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      (Address of Principal Executive Offices)                        (Zip Code)

                                 (617) 234-3000
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

                                      None
                            -------------------------
          (Former Name or Former Address, if Changed Since Last Report)

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Item 5.  Other Events

         On December 21, 2000, Resources Accrued Mortgage Investors 2, L.P. (the "Partnership") and the borrower under the Partnership's remaining loan, which is secured by an approximately 233,000 square foot shopping center located in Reno, Nevada, agreed to modify the loan as follows:

         1. To extend the term of the loan until February 28, 2003.

         2. The borrower placed in escrow a deed as well as documents necessary to convey the property, which documents will be released to the Partnership on the earlier (A) March 1, 2003, (B) at such time as a third-party purchaser is identified to acquire the property or (C) at any time after March 1, 2002 if the Partnership deems it necessary to protect its economic interest.

         3. The borrower will pay to the Partnership to be applied towards the loan all cash flow generated from the property in excess of $100,000 per year.

         4. The borrower will have an appraisal prepared on the property to determine if an excess payment as described above is due and, if such a payment is due, to make such payment.

         5. The borrower has the right to prepay the loan after the initial maturity date (February 28, 2001) by paying to the Partnership the sum of the then unpaid principal balance of the loan together with accrued interest and other charges due under the loan and 66% of the value of the property in excess of such amount.

         The borrower has also advised the Partnership that it believes that the value of its property has increased since the beginning of 1997. The actual valuation of the property will depend upon the results of an appraisal. Depending on the results of the appraisal, the value of the Partnership's mortgage loan may exceed the value at which the mortgage loan is currently carried on the Partnership's financial statements.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized this 12th day of January, 2000.

                                 Resources Accrued Mortgage Investors 2 L.P.

                                 By: RAM Funding, Inc.
                                     Its General Partner

                                 By: /s/ Michael L. Ashner
                                     -------------------------
                                     Michael L. Ashner
                                     President